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                                                                   Exhibit 21.1

                       List of Subsidiaries


1.) Century Electronics Manufacturing (NE), Inc. (Incorporated in
    Massachusetts)

2.) Y.M.C. Manufacturing Company (Incorporated in California)

3.) Century Electronics Manufacturing, Inc. (UK) Ltd. (Incorporated in the
    United Kingdom)
       a. Triax Engineering Limited (Incorporated in the United Kingdom) - a
          subsidiary of Century Electronics Manufacturing, Inc. (UK) Ltd.
       b. Triax Manufacturing Limited (Incorporated in the United Kingdom) - a
          subsidiary of Century Electronics Manufacturing, Inc. (UK) Ltd.

4.) Century Electronics Manufacturing (Thailand) Ltd.

5.) Quality Manufacturing Services, Inc. (Incorporated in California)
    D/B/A Century Electronics Manufacturing West Coast Operations, Inc.

6.) Amitek Corporation (Incorporated in Delaware)